Exhibit 99.1

PRESS RELEASE www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060 • 281-618-0400 • Fax: 281-618-0505

For Immediate Release	08-011

	Contact:	H. Clifford Buster
Date: June 11, 2008	Title:	Vice President & Treasurer
HELIX APPOINTS NEW CHIEF FINANCIAL OFFICER
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) announced today that Wade Pursell has given his notice that he will be stepping down as Helix’s Executive Vice President and Chief Financial Officer, effective as of June 25, 2008. Helix’s Board of Directors has appointed Anthony Tripodo to be the Executive Vice President and Chief Financial Officer of Helix, to be effective as of June 25, 2008.
Mr. Tripodo is currently the Executive Vice President and Chief Financial Officer of Tesco Corporation, and has over 28 years of experience, including various executive positions, in the energy industry. Mr. Tripodo, who has served on Helix’s Board of Directors since 2003, will resign from the Helix Board.
Mr. Kratz, Helix’s President and Chief Executive Officer, stated: “It is with genuine sadness that we say farewell to Wade. Wade has served the company well for many years making many valuable contributions and has become a real friend. I and everyone at Helix wish only the best for our friend and I am sure he will do well in his future endeavors.
We welcome Tony to management of Helix, and look forward to working with him in his new capacity. Tony brings with him a breadth of company as well as industry experience. We believe that Tony’s experience, expertise, and knowledge of our company from his five years of service on our Board will make him an important contributor to Helix.”
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.